Exhibit 99.5




                             [CAESARS LETTERHEAD]




                                            July 1, 2004




Mr. Wesley D. Allison
c/o Caesars Entertainment, Inc.
Park Place and the Boardwalk
Atlantic City, New Jersey 08401

Re:      Employment Agreement Dated as of May 17, 2004

Dear Wes:

I have been directed by the Compensation Committee to inform you that in consideration of the terms and conditions contained in your Employment Agreement and your appointment as Interim Chief Financial Officer of Caesars Entertainment, Inc. ("Employer" and/or "the Company"), the Company adjusts the terms and conditions of your employment as follow:

1. You shall be paid the amount of $8846.15 bi-weekly with your regular Base Salary as set forth in your Employment Agreement ("the Additional Payment") for the period of time during which you shall serve as Interim Chief Financial Officer. The continuation of your appointment as Interim Chief Financial Officer in the sole discretion of the Board of Directors.

2. The Additional Payment shall be paid retroactively from May 12, 2004 and is in consideration of your services as Interim Chief Financial Officer.

3. The Additional Payment shall not be used in any bonus calculation, including any calculation of an Annual Bonus.

4. You agree to remain an employee of the Company pursuant to your Employment Agreement throughout the Term and as such you may be eligible for retention and other bonuses in the event such are paid to officers similarly situated and are approved by the Board of Directors.

All other terms and conditions of your Employment Agreement shall remain unchanged and in full force and effect. Kindly acknowledge your understanding and acceptance of the foregoing by signing and returning a copy of this letter to me.

                                             Very truly yours,


                                             /s/ Wallace R. Barr
                                             -----------------------------------
                                             Wallace R. Barr,
                                             President and Chief Executive
                                               Officer
Agreed to:


/s/ Wesley D. Allison
--------------------------
Wesley D. Allison